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                                                                     EXHIBIT 8.1


(214) 969-1504

                                August 12, 1994




Noble Drilling Corporation
10370 Richmond Avenue
Suite 400
Houston, Texas  77042

         Re: Merger of Chiles Offshore Corporation into a Subsidiary of Noble Drilling Corporation under Agreement and Plan of Merger dated June 13, 1994

Gentlemen:

         This firm has acted as counsel to Noble Drilling Corporation, a Delaware corporation ("Noble"), in connection with the merger of Chiles Offshore Corporation, a Delaware corporation ("Chiles"), with and into Noble Offshore Corporation, a newly-formed Delaware corporation and a wholly-owned subsidiary of Noble ("Noble Sub") (the "Merger"), pursuant to an Agreement and Plan of Merger dated June 13, 1994, by and among Noble, Noble Sub and Chiles (the "Agreement"). We have also acted as counsel for Noble in connection with the preparation of the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") contained in the Registration Statement on Form S-4 (No. 33-54495) (the "Registration Statement"), filed by Noble with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, (the "Securities Act"), in connection with the issuance of an aggregate of up to 29,324,280 shares of common stock of Noble, par value $.10 per share (the "Noble Common Stock"), and of up to 4,025,000 shares of $1.50 convertible preferred stock of Noble, par value $1.00 per share (the "$1.50 Noble Preferred Stock"), and the shares of Noble Common Stock into which such shares of $1.50 Noble Preferred stock may be converted.

         Except as expressly provided otherwise, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

         You have requested that we render our opinion as to the material federal income tax consequences which are expected to result from the Merger and the issuance of the $1.50 Noble Preferred Stock and the Noble Common Stock under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In connection with such opinions, we have reviewed the Agreement and the Joint Proxy Statement; we have investigated
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such law and other authorities as we have deemed appropriate; and we have relied upon such additional facts, representations and assumptions as are discussed herein. In rendering the opinions expressed below, we have assumed that the Noble Common Stock and the $1.50 Noble Preferred Stock will be issued in accordance with the terms and provisions of the Agreement, that the rights of the holders thereof will be as described therein and in the Joint Proxy Statement, and that there are no changes in the facts, representations and assumptions stated herein or in the Registration Statement. Our opinion is based upon existing provisions of the Code, regulations promulgated thereunder, interpretations of the Code and such regulations published by the Internal Revenue Service (the "IRS"), and existing court decisions, any of which could be changed at any time.

         In analyzing the tax consequences of the Merger, we have made the following assumptions which are based upon representations made to us by Noble and Chiles:

                 (a) The aggregate fair market value of the shares of Noble Common Stock and $1.50 Noble Preferred Stock (referred to collectively herein as "Noble Stock") and cash received by each shareholder of Chiles will be approximately equal to the aggregate fair market value of the Chiles Common Stock and Chiles Preferred Stock (referred to collectively herein as "Chiles Stock") surrendered in the exchange.

                 (b) There is no plan or intention by the shareholders of Chiles to sell, exchange or otherwise dispose of a number of shares of Noble Stock received in the transaction that would reduce the Chiles shareholders' ownership of Noble Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Chiles as of such date. For purposes of this assumption, shares of Chiles Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Noble Stock, will be treated as outstanding Chiles Stock on the date of the Merger. Moreover, shares of Chiles Stock and shares of Noble Stock presently held by the Chiles stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered as outstanding.

                 (c)      Noble Sub will acquire at least 90 percent of the
         fair market value of the net assets of, and at least 70 percent of the fair market value of the gross assets of, Chiles held by Chiles immediately prior to the Merger. For
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         purposes of this assumption, Chiles assets used to pay Chiles's Merger expenses, and all redemptions and distributions made by Chiles will be included as assets of Chiles immediately prior to the Merger.

                 (d) The liabilities of Chiles to be assumed by Noble and Noble Sub and the liabilities to which the transferred assets of Chiles are subject were incurred by Chiles in the ordinary course of its business.

                 (e) Noble, Noble Sub, Chiles and the stockholders of Chiles will pay their own expenses incurred in connection with the Merger, except that expenses incurred in connection with the printing and distributing of the Registration Statement and the Joint Proxy Statement will be shared equally by Noble and Chiles.

                 (f) Noble has no plan or intention to (1) liquidate Noble Sub following the Merger, (2) merge Noble Sub with or into another corporation following the Merger, (3) sell or otherwise dispose of the stock of Noble Sub following the Merger, or (4) cause or permit Noble Sub to sell or otherwise dispose of any of the assets owned by Chiles prior to the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                 (g) There is no intercorporate indebtedness between Noble and Chiles or between Noble Sub and Chiles that was or will be issued, acquired or settled at a discount in connection with the Merger.

                 (h) Chiles is not under the jurisdiction of a court in a Title XI or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (i) None of Noble, Noble Sub or Chiles is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 (j) The Joint Proxy Statement accurately states Noble's business purposes and reasons for the Merger.

                 (k) The Joint Proxy Statement accurately states Chiles' business purposes and reasons for the Merger.
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                 (l)      The payment of cash in lieu of fractional shares of
         Noble is solely for the purpose of saving the expense and inconvenience of issuing and transferring the fractional share interests in Noble and is not separately bargained for consideration. The total cash paid to the holders of Chiles Stock in lieu of fractional share interests in Noble Stock will not exceed one percent of the aggregate consideration received by the holders of Chiles Stock in exchange for their Chiles Stock pursuant to the Merger. The consideration paid for the fractional shares will be paid by Noble.

                 (m) Any compensation paid to the holders of Chiles Stock who enter (or have entered) into employment, consulting or non-competition contracts, if any, with Noble or Noble Sub (1) will be for services actually rendered or to be rendered, (2) will be commensurate with amounts paid to third parties bargaining at arm's length, and (3) will not represent consideration for the exchange of Chiles Stock for Noble Stock. None of the shares of Noble Stock and cash to be received by holders of Chiles Stock in the Merger is separate consideration for or otherwise allocable to anything other than shares of Chiles Stock except to the extent that such holders receive Noble Stock in exchange for their Chiles Options pursuant to
         Section 5.11 of the Agreement.

                 (n) Prior to the Merger, Noble will own one hundred percent of the outstanding stock of Noble Sub.

                 (o) Noble Sub has no plan or intention to issue additional shares of its stock following the Merger that would result in Noble owning stock possessing less than eighty percent of the total combined voting power of all classes of stock entitled to vote or less than eighty percent of the total number of shares of all other classes of stock of Noble Sub.

                 (p) Noble has no plan or intention to redeem or otherwise reacquire any of the Noble Stock to be issued in the Merger (other than any cash paid by Noble in lieu of fractional shares pursuant to the Merger Agreement).

                 (q) Following the Merger, Noble Sub will continue the historic business of Chiles or use a significant portion of Chiles's historic business assets in a business.
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                 (r)      No stock of Noble Sub will be issued in connection
         with the Merger.

                 (s) Noble does not own, nor has it owned during the past five years, any shares of Chiles Stock.

         The tax consequences of the Merger will depend upon whether the Merger qualifies for tax purposes as a "reorganization" under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. If it does qualify as a reorganization under such provisions, (1) no gain or loss should be recognized by Chiles, Noble Sub or Noble as a result of the Merger; (2) the Surviving Corporation should have the same basis in the assets received from Chiles as the basis for such assets in the hands of Chiles immediately prior to the Merger; and (3) no gain or loss should be recognized by a shareholder of Chiles as a result of the Merger, except to the extent that cash or property other than the stock of Noble ("boot") is received.

         Based upon the foregoing discussion and subject to the qualifications stated therein, it is our opinion that the Merger will have the following tax consequences:

                 (a) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                 (b) Noble, Noble Sub and Chiles will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                 (c) Noble, Noble Sub and Chiles will not recognize any gain or loss as a result of the Merger.

                 (d) The stockholders of Chiles will not recognize any gain or loss upon the exchange of their Chiles Stock for Noble Stock pursuant to the terms of the Merger Agreement (except for gain on cash received in lieu of fractional shares, as described in (e) below).

                 (e) Chiles stockholders receiving cash in lieu of fractional shares will be treated as if such fractional shares had been received in the Merger and redeemed by Noble for cash.  Unless the redemption is found to be essentially equivalent to a dividend, the stockholder will recognize gain or loss measured by the difference between the
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         stockholder's basis in the fractional share surrendered and the amount of cash received.

                 (f) The aggregate basis of the shares of Noble Stock received by stockholders of Chiles pursuant to the Merger will be the same as the aggregate basis of the Chiles Stock exchanged therefor (less basis attributable to fractional shares surrendered for cash).

                 (g) The holding period of Noble Stock will include the period during which the Chiles Stock exchanged therefor was held, provided such Chiles Stock was held as a capital asset at the time of the Merger.

As stated above, we have assisted in the preparation of the Joint Proxy Statement and, in particular, the sections of the Joint Proxy Statement entitled "Certain Federal Income Tax Consequences" and "Description of Noble Capital Stock--Federal Income Tax Considerations Relating to the $1.50 Noble Preferred Stock." It is our opinion that these sections, to the extent they contain statements of legal conclusions, include a summary of the material federal income tax consequences which are expected to result from the Merger and the issuance of the Noble Common Stock and the $1.50 Noble Preferred Stock.

         We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us under "Certain Federal Income Tax Consequences" and "Description of Noble Capital Stock -- Federal Income Tax Considerations Relating to the $1.50 Noble Preferred Stock" in the Joint Proxy Statement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

                                           THOMPSON & KNIGHT
                                           A Professional Corporation



                                           By:/s/ THORNTON HARDIE III
                                              ________________________
                                              Thornton Hardie III
                                              Shareholder